Exhibit 3.10.5

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

HAWKER BEECHCRAFT SERVICES, INC.

Hawker Beechcraft Services, Inc., a corporation organized and existing under and by virtue of the laws of the state of Kansas (the “Corporation”), does hereby certify:

1.	The name of the Corporation is Hawker Beechcraft Services, Inc. The date of filing of the Corporation’s original Articles of Incorporation with the Kansas Secretary of State was February 28, 1962.

2.	That ARTICLE SECOND of the Corporation’s Articles of Incorporation is hereby amended as set forth below:

“The location of the principal place of business in this state shall be 10511 E. Central, Wichita, Sedgwick County, Kansas 67206.:

3.	That, pursuant to the Unanimous Written Consent of the Directors of the Corporation, the amendment to the Articles of Incorporation was adopted and approved by the written consent of the sole stockholder of the Corporation all in accordance with the requirements of K.S.A. 17-6602.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed this 22nd day of December 2008, on behalf of Hawker Beechcraft Services, Inc. by its President and Secretary thereby acknowledging under penalties of perjury that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated therein are true, and attested by the Secretary of the Corporation.

ATTEST:	HAWKER BEECHCRAFT SERVICES, INC.

/s/ David W. Lambertz	/s/ William E. Brown
David W. Lambertz Secretary	William E. Brown President

STATE OF KANSAS	)
	)	ss:
COUNTY OF SEDGWICK	)

The foregoing instrument was acknowledged before me this 22nd day of December, 2008 by William E. Brown, President, and David W. Lambertz, Secretary of Hawker Beechcraft Services, Inc.

/s/ Paula M. Leatherman
Notary Public